Ex 10.1
CONTRACT OF SALE
     This Agreement is entered into by and between SILVERLEAF RESORTS, INC., a Texas corporation (“Seller”), and CRYSTAL RIDGE, L.L.P., a New Jersey limited liability partnership (“Purchaser”).
W I T N E S S E TH :
     FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:
ARTICLE I
PROPERTY
     The conveyance by Seller to Purchaser shall include the following described tracts or parcels of land, together with all and singular the rights and appurtenances pertaining to such land including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys, or rights-of-way and all rights of ingress and egress thereto:
     All those certain tracts of land located in the Townships of Butler, Dennison and Foster, Luzerne County, Pennsylvania, commonly known as Beech Mountain Lakes, Unit II, and being more fully described by metes and bounds in Exhibit “A” attached hereto and make a part hereof for all purposes.
Hereafter the aforesaid real property is referred to as the “Land.”
     The conveyance by Seller to Purchaser shall also include all buildings, fixtures and other improvements on the Land (the “Improvements”). The conveyance by Seller to Purchaser shall also include all declarant’s rights and use rights (including any rights of Seller to use the lake adjoining the Subject Property) under any operating agreement or reciprocal easement agreements or other similar agreements affecting and/or benefiting the Land.
     Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Land and the Improvements are sometimes referred to collectively as the “Subject Property.”
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ARTICLE II
PURCHASE PRICE
     The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Seven Million Two Hundred Fifty Thousand and No/100 Dollars ($7,250,000.00). The purchase price shall be payable all in cash at the closing.
ARTICLE III
EARNEST MONEY
     Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser’s check in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) to Davis R. Chant Realtors, 106 E. Harford Street, Milford, Pennsylvania 18337 (the “Escrow Agent”). The Escrow Agent shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the “Earnest Money”). Notwithstanding anything to the contrary contained herein, in the event the Earnest Money check is not deposited by Purchaser with the Escrow Agent within two (2) business days from the date of execution of this Contract, then, at Seller’s option, this Contract shall automatically terminate and be rendered null and void, without notice to Purchaser, upon the expiration of such time, and the parties shall have no further obligations or liabilities one unto the other.
     In the event that this Contract is closed, then all Earnest Money shall be applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the Earnest Money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that One Hundred and no/100 Dollars ($100.00) of the Earnest Money shall in all events be delivered to Seller as valuable consideration for the inspection period described in Article VI hereinbelow and the execution of this Contract by the Seller.
ARTICLE IV
PRE-CLOSING OBLIGATIONS OF SELLER AND PURCHASER
     Within twenty (20) days from the date of execution of this Contract, Seller shall furnish to Purchaser, the following information (collectively, the “Due Diligence Items”):
     a. The most recent surveys of the Subject Property in possession of Seller; Purchaser shall be entitled to have these surveys updated and recertified as of a
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date subsequent to the date of execution of this Contract and, if Purchaser does so, shall provide copies thereof to Seller; unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the surveys, as updated, shall be the legal description employed in the documents of conveyance of the Subject Property;
     b. A current commitment (the “Title Commitment”) for the issuance of an owner’s policy of title insurance to the Purchaser from Fidelity National Title Insurance Company (the “Title Company”), together with good and legible copies of all documents constituting exceptions to Seller’s title as reflected in the Title Commitment; and
     c. All information of any kind whatsoever in the possession of Seller concerning possible development of the Subject Property including any engineering studies, soil tests, environmental reports, and any information concerning the availability of utilities.
     EXCEPT FOR THE REPRESENTATIONS OF SELLER SET FORTH IN ARTICLE VII, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS OF SELLER SET FORTH IN ARTICLE VII, PURCHASER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY PURCHASER SHALL BE AT THE SOLE RISK OF PURCHASER.
     In the event that Purchaser exercises any right Purchaser has hereunder to terminate this Contract, Purchaser will promptly return all materials and information that have been previously supplied to Purchaser by Seller pursuant to this Article IV. Notwithstanding anything to the contrary contained herein, Seller and Purchaser hereby agree that, in the event of a termination of this Contract by Purchaser, the Escrow Agent shall not return the earnest money to Purchaser until Purchaser has complied with the foregoing requirement.
ARTICLE V
TITLE INSPECTION PERIOD
     Purchaser shall have a period of time commencing on the date of execution of this Contract and expiring sixty (60) days thereafter within which to review and approve the status of Seller’s title to the Subject Property (the “Title Review Period”). If the information to be provided to or obtained by Purchaser pursuant to the provisions of Article IV hereinabove reflects or discloses any defect, exception or other matter affecting the Subject Property (“Title Defects”) that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period, Purchaser shall provide Seller with written notice of Purchaser’s objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the date of Purchaser’s written notice of objections (the “Cure Period”) in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections
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Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller’s no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller’s title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller’s title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller’s title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be “Permitted Exceptions.” It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.
ARTICLE VI
INSPECTION PERIOD
     Purchaser, at Purchaser’s sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring ninety (90) days thereafter (the “Inspection Period”). Purchaser and Purchaser’s duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys’ fees, resulting from Purchaser’s inspection of the Subject Property. In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser’s sole discretion, or in the event that Purchaser is unable to arrange satisfactory financing for Purchaser’s acquisition of the Subject Property, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser’s sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all Earnest Money (less $100.00) shall be immediately returned to Purchaser by the Escrow Agent, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other. Purchaser agrees that, having had the opportunity to inspect the Subject Property for defects and having had the right to terminate this Contract in the event any defects are found, Purchaser will accept at closing the Subject Property in an “as is, where is” condition, and Seller shall not be required to give any representations or warranties at closing with respect to the condition of the Subject Property.
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ARTICLE VII
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER
     Seller represents and warrants to Purchaser that at closing Seller will have good and marketable fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions, and at closing, Seller will be in a position to convey the Subject Property to Purchaser free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements and other such matters affecting title except for the Permitted Exceptions.
     Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, neither Seller nor its subsidiaries shall sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.
     Seller hereby further represents and warrants to Purchaser, to the best of Seller’s knowledge, as follows:
     a. There are no actions, suits, or proceedings pending or, to the best of Seller’s knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;
     b. The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property; and
     c. Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof.
All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of six (6) months following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such six (6) month period.
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ARTICLE VIII
CLOSING
     The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before fifteen (15) days after the expiration of the Inspection Period. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing.
ARTICLE IX
SELLER’S OBLIGATIONS AT CLOSING
     At the closing, Seller shall do the following:
     a. Deliver to Purchaser a deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.
     b. If and to the extent necessary, deliver an assignment in a form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying and/or assigning to Purchaser any declarant’s rights pertaining to the Subject Property;
     c. Deliver or cause to be delivered to Purchaser an ALTA owner’s form of title insurance policy (the “Title Policy”) insuring Purchaser in the amount of the purchase price that Purchaser has acquired good and marketable title to the Subject Property, subject only to the Permitted Exceptions. Purchaser shall be entitled to request the Title Company to provide, at Purchaser’s sole cost and expense, such endorsements (or amendments) to the Title Policy as Purchaser may reasonably require so long as such endorsements or amendments impose no additional liability on Seller or delay the closing. Purchaser acknowledges and agrees that the Title Policy may be actually delivered within a reasonable time following the closing so long as Purchaser has received at closing a current binding title commitment obligating the Title Company to deliver the Title Policy. Purchaser shall pay the premium for a standard owner’s form of title insurance policy in the amount of the purchase price; the cost of any title endorsements required by Purchaser, and the cost of reinsurance reasonably required by Purchaser, shall also be paid by Purchaser.
     d. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.
     e. Provide such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.
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ARTICLE X
PURCHASER’S OBLIGATIONS AT CLOSING
     At the closing, Purchaser shall deliver to Seller the purchase price in cash.
ARTICLE XI
COSTS AND ADJUSTMENTS
     At closing, the following items shall be adjusted or prorated between Seller and Purchaser:
     a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be divided equally between Seller and Purchaser.
     b. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller’s pro rata portion of such taxes. Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such proration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available. However, anything herein to the contrary notwithstanding, any tax abatement or refund for a period of time prior to closing shall belong to Seller.
     c. All other closing costs, including but not limited to, recording and escrow fees shall be divided equally between Seller and Purchaser; provided, however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.
     Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees.
     Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demand, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees.
     Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XI shall survive the closing hereunder.
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ARTICLE XII
ENTRY ON PROPERTY
     Purchaser, Purchaser’s agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser’s sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.
ARTICLE XIII
POSSESSION OF PROPERTY
     Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing.
ARTICLE XIV
NOTICES
     All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

SELLER:	Silverleaf Resorts, Inc.
1221 Riverbend Drive
Suite 120
Dallas, Texas 75247
Attn: Robert E. Mead
Telephone No.: (214) 631-1166
Facsimile No.: (214) 905-0514
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With Required Copy to:	Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P.
3700 NationsBank Plaza
901 Main Street
Dallas, Texas 75202 Attn: George R. Bedell, Esq.
Telephone No.: (214) 749-2448
Facsimile No.: (214) 747-3732

PURCHASER:	Crystal Ridge L.L.P.
1247 Sussex Turnpike
Randolph, NJ 07869
Attn: Philip Rizzo
ARTICLE XV
REMEDIES
     In the event all conditions of this Contract are satisfied and in the event all covenants and agreements to be performed prior to closing are fully performed, and in the event that performance of this Contract is tendered by the Purchaser and the sale is not consummated through a default on the part of Seller on the closing date, then Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the Earnest Money (less $100.00) shall be returned immediately to Purchaser and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) to sue Seller for specific performance. In no event shall Purchaser have the right to sue Seller for damages, bring any action against the Subject Property, or file a notice of lis pendens regarding any claim of Purchaser other than a claim for specific performance.
     In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller’s sole remedy shall be to receive and retain the Earnest Money. The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller’s total damages and relief.
ARTICLE XVI
ASSIGNMENT
     Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser’s duties and obligations hereunder, or assign this Contract to any person, firm, corporation, or other entity which Purchaser may, at Purchaser’s sole option, choose, and from and
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after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights of Purchaser hereunder. Any such assignment shall not be effective until Seller has received written notice thereof; further, such assignment shall not relieve Purchaser of any of its obligations or liabilities hereunder.
ARTICLE XVII
INTERPRETATION AND APPLICABLE LAW
     This Agreement shall be construed and interpreted in accordance with the laws of the State of Pennsylvania; provided, however, that any action against the Purchaser pursuant to this Agreement shall be in the courts of the State of New Jersey. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.
ARTICLE XVIII
AMENDMENT
     This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.
ARTICLE XIX
AUTHORITY
     Each person executing this Contract warrants and represents that he is fully authorized to do so.
ARTICLE XX
ATTORNEYS’ FEES
     In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.
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ARTICLE XXI
DESCRIPTIVE HEADINGS
     The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
ARTICLE XXII
ENTIRE AGREEMENT
     This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.
ARTICLE XXIII
MULTIPLE ORIGINALS ONLY
     Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.
ARTICLE XXIV
ACCEPTANCE
     Purchaser shall have until 5:00 o’clock p.m., June 10, 2005, to execute and return a fully executed original of this Contract to Seller, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Pennsylvania, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the Pennsylvania.
ARTICLE XXV
REAL ESTATE COMMISSION
     In the event that this Contract closes, but not otherwise, Seller agrees to pay at closing a real estate commission to Davis R. Chant Realtors (“Broker”), the amount of such commission being set forth in a separate agreement between Seller and Broker. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any other real estate
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broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any other real estate broker’s, finder’s, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any other real estate broker’s, finder’s, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXV shall survive the closing.
     EXECUTED on this the 8th day of June, 2005.

SELLER:

SILVERLEAF RESORTS, INC.,
a Texas corporation

By:	/S/ HARRY J. WHITE, JR.

Name:	Harry J. White, Jr.

Its:	CFO

     EXECUTED on this the 8th day of June, 2005.

PURCHASER:

CRYSTAL RIDGE, L.L.P.,
a New Jersey limited liability partnership

By:	/S/ PHILIP RIZZO

Name:	Philip Rizzo

Its:	Partner

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:
ESCROW AGENT:
DAVIS R. CHANT REALTORS

By:	/S/ DAVIS R. CHANT

Name:	Davis R. Chant

Its:	Agent

Exhibits attached to agreement, but not filed herewith:
Exhibit A: Legal Description of Property